SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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DuraSwitch Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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[DURASWITCH INDUSTRIES, INC. LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held June 19, 2000

May 16, 2000

Dear Stockholder:

      The 2000 Annual Meeting of Stockholders of DuraSwitch Industries, Inc., will be held on Monday, June 19, 2000 at 10:00 a.m., local time, at DuraSwitch corporate headquarters, 234 South Extension, Mesa, Arizona, 85210. The purposes of the meeting are to:

      1.  Elect two Directors to serve until 2003;

      2.  Approve the proposed 2000 Stock Option Plan;

3.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2000; and

      4.  Transact any other business as may properly come before the meeting.

      This notice of the meeting and proxy statement contains more information, including how to attend the meeting and different methods you can use to vote.

      If you plan to attend, please mark the appropriate box on your proxy card. If you cannot attend, your vote is important and we encourage you to sign and return your proxy card to ensure that your vote is counted.

Yours Truly,

/s/ ROBERT J. BRILON

Robert J. Brilon
President, Chief Financial Officer, Treasurer
and Secretary

[DURASWITCH INDUSTRIES, INC. LOGO]

DuraSwitch Industries, Inc.

234 S. Extension Sec 103
Mesa, Arizona 85210-8492
480-586-3300

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 19, 2000

General Information

      The enclosed proxy is solicited on behalf of the board of directors of DuraSwitch Industries, Inc., a Nevada Corporation, for use at the 2000 Annual Meeting of Stockholders. This proxy statement and the accompanying form of proxy are to be first mailed to the stockholders entitled to vote at the Annual Meeting on or about May 16, 2000.

      The expense of preparing, printing and mailing proxy materials to DuraSwitch’s shareholders will be borne by DuraSwitch. DuraSwitch will also reimburse brokerage houses or other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of DuraSwitch’s common stock. Proxies may be solicited by telephone, personally or by mail. Officers and employees of DuraSwitch may assist with personal or telephone solicitation and will receive no additional compensation for that solicitation.

Shareholders Entitled to Vote.

      Holders of shares of the common stock of DuraSwitch at the close of business on May 5, 2000, the record date, are entitled to notice of and to vote at the Annual Meeting of Stockholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date, there were 7,554,538 shares outstanding.

How to Attend the Meeting.

      If you are a stockholder of record, which means you hold your shares in your name, you may attend the meeting. If you own shares in street name, you will need to ask your broker or bank for a copy of the proxy they received from us. You will need to bring the proxy with you to the meeting.

How to Vote.

      If you are a stockholder of record you may vote by mail or in person. To vote by mail, sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors.

      If your shares are held in the name of a bank, broker or other holder of record (“street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and internet voting will also be offered to stockholders owning shares through most banks and brokers.

Voting Choices.

      For each of the proposals you may vote one of the following ways:

      (1)  For the proposal

      (2)  Against the proposal

      (3)  Abstain from voting

      Proxies that are signed and returned with no instructions will be voted FOR election of all Director nominees, FOR the 2000 Stock Option Plan and FOR ratification of Deloitte & Touche as independent auditors. Abstentions and non-votes will not be included in vote totals and will not affect the outcome of the vote.

Changing Your Vote.

      You may change your vote at any time before the proxy is exercised. You may revoke your proxy by:

      (1)  Delivering a later dated proxy

      (2)  Giving written notice to us

      (3)  Voting by ballot at the meeting

Annual Report.

      DuraSwitch’s Annual Report to Stockholders for the year ended December 31, 1999 (the “Annual Report”) has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered Proxy solicitation material.

      You may receive additional copies of the Annual Report to Stockholders at no charge upon request directed to DuraSwitch Investor Relations, 234 South Extension, Mesa, Arizona 85210, telephone 480-586-3300, or email shareholder@duraswitch.com. Financial reports are also accessible on our web site at www.duraswitch.com.

Duplicate Mailings.

      In an effort to reduce duplicate mailings, and reduce general mailing costs, you may authorize DuraSwitch to either:

(1)	Discontinue mailing of multiple annual reports if you are a stockholder and have more than one account in your name or at the same address as other stockholders of record. To do so, mark the designated box on each proxy card for which you wish to discontinue to receive duplicate reports.

(2)	Utilize “electronic availability” to access proxy statements and annual reports online via the DuraSwitch website. To do so, either visit the investor relations section on the DuraSwitch website (www.duraswitch.com) and indicate your consent via email, or you can indicate your consent on the enclosed proxy card. Future proxy cards will be mailed to you along with a letter giving the website and directions to access the proxy statement and annual report.

ELECTION OF DIRECTORS

(Item 1)

      Our bylaws provide for a board of directors of one to nine members. All newly elected directors will serve for a three-year term and approximately one-third of the directors will be elected annually.

      The terms of R. Terren Dunlap and Anthony J. Van Zeeland expire in 2002 and Michael Van Zeeland’s term expires at the 2001 Annual Meeting.

      On September 29, 1999, the directors unanimously approved amended and restated bylaws of DuraSwitch. This amendment increased the quorum requirement at all meetings of the board of directors or any committee thereof, to a majority of the total number of directors of the entire then active board of directors or such committee.

      The board of directors agreed collectively that a reduction in the size of the board to five directors would be in the best interest of shareholders. Two of our directors, J. Thomas Webb and Steven R. Green, voluntarily submitted resignations effective October 23, 1999. Both agreed to be available for consulting to us should the need arise. There were no disagreements related to these resignations.

      We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should refuse for good cause or be unable to serve, the proxies may be voted for another person nominated as a substitute by the board of directors, or the board of directors may reduce the number of directors. Nominees receiving the highest numbers of votes cast for the positions to be filled will be elected.

      The Board of Directors recommends a vote FOR the election of John W. Hail and William E. Peelle as Directors. The following is a brief background and summary of experience for each nominee:

John W. Hail (69) has served as a director of DuraSwitch since March 1999. Since 1988, Mr. Hail has served as Chief Executive Officer and Chairman of the Board of Directors of Advantage Marketing Systems, Inc., a publicly held provider of health and beauty products. He also serves on the board of directors of Pre-Paid Legal Services, Inc., a publicly held company engaged in the sale of legal services contracts. Mr. Hail holds an honorary doctorate degree from Oklahoma City University.

William E. Peelle (50) has served as a director of DuraSwitch since May 1999. Mr. Peelle founded Peelle Law Offices Co. in 1994 and has practiced law and represented a number of businesses since 1975. Mr. Peelle has also served as the elected prosecuting attorney of Clinton County, Ohio, since 1994. Mr. Peelle has served as counsel or as a member of the board of several community organizations. Mr. Peelle received his J.D. degree from Ohio Northern University, and has a B.S. degree in Business Administration from Ohio State University.

      The following are incumbent directors whose terms of office continue after the 2000 Annual Meeting:

R. Terren (Terry) Dunlap (55) has served as Chairman of the Board of Directors and Chief Executive Officer of DuraSwitch since our formation in May 1997. From 1983 to March 1994, Mr. Dunlap served as Chairman and Chief Executive Officer of Sensory Science Corp. (formerly Go-Video, Inc.), a publicly held manufacturer of consumer electronic video products that he founded. From April 1994 to October 1999, Mr. Dunlap served as a consultant to Sensory Science Corp. Mr. Dunlap also serves as a director of Advantage Marketing Systems, Inc., a publicly held provider of health products. Mr. Dunlap received a B.S. degree in Business Administration from Ashland University and a J.D. degree from Ohio Northern University.

Anthony (Tony) J. Van Zeeland (58) has served as a director and as Chief Operating Officer and Executive Vice President of Engineering of DuraSwitch since our formation in May 1997. From 1990 to 1997, Mr. Van Zeeland was employed as Vice President of Engineering at DataHand Systems, Inc., a computer keyboard manufacturing company. During the same time period, he was also a director and Director of Development Engineering of Monopanel Technologies, Inc., a membrane switch manufacturing company. Mr. Van Zeeland holds a B.S. degree in Physics and a Masters of Science in Materials

Engineering from the University of Wisconsin. Mr. Van Zeeland is the father of Michael Van Zeeland, who is a director of DuraSwitch.

Michael A. Van Zeeland (25) has served as a director of DuraSwitch since May 1997. Mr. Van Zeeland is currently a graduate student at U.C.L.A., working on his Ph.D. in plasma physics. From January 1998 to September 1998, he served as Engineering Physicist for DuraSwitch. Previous experience from 1992 to 1998 includes teaching an introductory physics laboratory class at the University of Arizona; researching condensed matter theoretical physics for Arizona State University; and an internship at the University of California-Irvine on experimental plasma physics in a program funded by the National Science Foundation. Mr. Van Zeeland also worked as an intern under the NASA Space Grant Program on simulations of hurricane propagation and as an Engineer Technician for DataHand. Mr. Van Zeeland holds a M.S. degree in Physics from U.C.L.A. and a B.S. degree in Engineering Physics from the University of Arizona. Mr. Van Zeeland is the son of Anthony Van Zeeland, DuraSwitch’s Director, Chief Operating Officer and Executive Vice President of Engineering.

Ownership of Equity Securities in the Company

      The following table sets forth information regarding beneficial ownership of Common Stock by each director and executive officer, and the directors and executive officers as a group, all as of March 31, 2000:

		Shares Beneficially Owned

Identity of Stockholder		Number		Percentage

R. Terren Dunlap	CEO, Chairman of the Board	1,447,506		19.2%

Anthony J. Van Zeeland	COO, EVP of Engineering & Director	1,447,506		19.2%

Robert J. Brilon	President, CFO, Treasurer & Secretary	269,116	(1)	3.6%

Michael J. Van Zeeland	Director	20,255	(3)	0.3%

John W. Hail	Director	10,624	(2)	0.1%

William E. Peelle	Director	20,863	(3)	0.3%

Total Executive Officers and Directors		3,215,870		42.4%

(1)	Includes 197,648 shares subject to options which are currently exercisable, and 47,059 shares subject to warrants which are currently exercisable.

(2)	Includes 3,741 shares owned by TVC, Inc., of which John W. Hail is the majority shareholder and 5,000 shares subject to options.

(3)	Includes 5,000 shares subject to options.

      Set forth in the table below is information as of March 31, 2000, about persons we know to be the beneficial owners of more than five percent of the issued and outstanding common stock:

		Shares Beneficially Owned
Identity of Stockholder of Group	Address	Number	Percentage

Jurika & Voyles, L.P.	1999 Harrinson Ste 700	483,000	6.4%
Investment Advisor	Oakland, Ca 94612

Beneficial Ownership Reporting Compliance

      Management believes that during 1999, all reports for DuraSwitch’s executive officers and directors that were required to be filed under Section 16 of the Securities Act of 1934 were timely filed.

Information about Committees, Meetings and Director Compensation

      We have established an audit committee and compensation committee, each of which has only independent directors. The audit committee will review the professional services provided by our independent auditors, our annual financial statements and our system of internal controls. The compensation committee will review executive salaries and administer our bonus, incentive compensation and stock option plans. In addition, the compensation committee will consult with our management regarding our compensation policies and practices. During the period ended December 31, 1999, Messrs. Hail and Peelle served on the audit and compensation committees.

      In 1999, the board of directors held three board meetings and two committee meetings. The overall attendance at the board meetings was 100%, with the exception of Steven Green missing one meeting (therefore Mr. Green attended 66% of all meetings). The attendance for both of the committee meetings was 100%, with no exceptions.

      Directors are reimbursed for reasonable expenses incurred in attending meetings. During the first three months of 1999, we also paid to Mr. Webb a $21,630 referral fee in connection with shares of common stock sold by us in a private offering.

EXECUTIVE COMPENSATION

      The following table provides certain summary information concerning compensation paid to our executive officers who had an aggregate salary and bonus exceeding $100,000 for the fiscal year ended December 31, 1999.

Summary Compensation Table

							Long-Term
		Annual Compensation					Compensation

					Other Annual		Awards Options
Name & Principal Position	Year	Salary		Bonus	Compensation		Shares

R. Terren Dunlap,	1999	$137,346			$4,442	(1)
CEO and Chairman of the Board	1998	72,000			390	(1)
	1997	58,145		$10,000

Anthony J. Zeeland,	1999	$109,058		$11,365	$4,442	(1)
COO, EVP of Engineering and Director	1998 1997	72,000 34,154			390	(1)

Robert J. Brilon, President,	1999	$129,242	(2)				326,414
CFO Treasurer and Secretary	1998	—
	1997	—

(1)	Includes payments received by VanDun, LLC, of which Mr. Dunlap and Mr. Van Zeeland are 50% owner.

(2)	Salary earned during 1998 was paid during 1999.

Option/ SAR Grants in Last Fiscal Year

		Number of	Percent of total
		securities	options/SARs
		underlying	granted to	Exercise or
		options/SARs	employees in fiscal	base price	Expiration
Name	Date	granted(#)	year	($/Sh)	date

Robert J. Brilon, President, CFO, Treasurer and Secretary	9/29/99	80,000	47%	$3.125	09/29/2009

Employment and Severance Agreements

      In May 1997, we entered into a seven-year employment agreement with Mr. Dunlap providing that Mr. Dunlap will serve as our Chief Executive Officer.

      In May 1997, we entered into a seven-year employment agreement with Mr. Anthony Van Zeeland providing that Mr. Van Zeeland will serve as our Chief Operating Officer. We have also agreed to pay Mr. Van Zeeland an annual one-time bonus of $5,000 for each United States patent, and $1,000 for each foreign patent issued in his name as inventor or co-inventor, with a maximum of $20,000 during any fiscal year. Mr. Van Zeeland has assigned these patents to DuraSwitch.

      In November 1998, we entered into a three-year employment agreement with Mr. Brilon that was amended in January 2000 to extend through April 2004 providing that Mr. Brilon will serve as our President and Chief Financial Officer. In addition, Mr. Brilon receives an automobile allowance. Mr. Brilon is also entitled to receive an incentive profit sharing bonus each year of 5% of our net profit before tax, goodwill amortization and other non-cash charges. In the event of a merger or acquisition of DuraSwitch, Mr. Brilon is entitled to an incentive bonus equal to 5% of the gross consideration given by the acquiring third party. On November 20, 1998 we issued stock options to Mr. Brilon to purchase 176,472 shares of common stock at $6.38 per share, which vest as follows:

•	58,824 on December 31, 1998,

•	58,824 on December 31, 1999, and

•	58,824 on December 31, 2000.

Severance and Change of Control Provisions

      Each of the employment agreements described above provides for benefits to our executive officers upon their severance or upon a change of control of DuraSwitch. If we terminate any of these individuals, with or without cause, we would be required to pay him his gross annual base salary and continue all standard employee benefits for an additional two-year period after termination. In addition, in the case of Mr. Brilon, all stock options held but not vested would vest immediately. If Mr. Dunlap or Mr. Van Zeeland leaves voluntarily, we have agreed to pay them their gross annual base salary and continue to provide all standard employee benefits for an additional 18 months after termination. If Mr. Brilon leaves voluntarily, we have agreed to pay him his gross annual base salary and continue to provide standard employee benefits for an additional 12 months after termination. Each of these executive officers has agreed that he will not, for the two year period following his termination, or in the case of Mr. Dunlap and Mr. Van Zeeland, for the one year period following termination, compete with us within the United States.

      In the event that we are acquired and any of the above executive officers is terminated as a result of a takeover, we have agreed to make a lump sum payment to such executive officer equal to 2.99 times his gross annual salary. In addition, in the case of Mr. Brilon, all stock options held but not vested would vest immediately.

REPORT OF COMPENSATION COMMITTEE

General

      The compensation committee of the board of directors is composed of Messrs. Hail and Peelle. It is the committee’s responsibility to review executive compensation and administer DuraSwitch’s bonus, incentive compensation and stock option plans. The committee also consults with management regarding compensation policies and practices.

Compensation Philosophy and Objectives

      DuraSwitch’s compensation programs are designed to enable it to attract, retain and motivate talented executives who will contribute to its long-term success. Through the compensation committee, DuraSwitch has developed and implemented compensation policies, plans and programs to further these goals. Annual base salaries are generally set at levels that take into account both competitive and performance factors. DuraSwitch also relies on longer-range incentive compensation to attract and motivate executives. Annual incentive compensation is variable and closely tied to corporate performance to encourage profitability, growth and the enhancement of stockholder value.

      During fiscal 1999, executive compensation included base salary, annual incentives, longer-term equity incentives, an auto allowance for certain executives and certain benefits generally available to employees of DuraSwitch.

      Base Salary: The compensation committee fixes the annual base salary of the Chief Executive Officer, President and Chief Operating Officer. Base salary targets and adjustments are based on quantitative and qualitative factors. During fiscal 1999, the committee increased the salary of the Chief Executive Officer, the Chief Operation Officer and the President, resulting in an adjusted salary more comparable to industry standards.

      Incentive Opportunities: DuraSwitch maintains long-term incentive opportunities to reward management and key employees for company wide, business unit and individual performance. These levels of performance include sales growth, earnings growth, patent awards, productivity and quality management. In fiscal 1999, bonuses paid under this program were $11,365.

      Equity Incentives: The 1997 and 1999 Stock Option Plans are long-term plans designed to link executive rewards with shareowner value over time. Individual grants are made from time to time and vary with performance. In determining the size of the option grant, the committee takes into account the executive’s position and level of responsibility within DuraSwitch, the executive’s existing stock and option holdings, and the potential reward to the officer and competitiveness of current compensation arrangements. In fiscal 1999, the committee granted stock options to Robert J. Brilon of 80,000 shares, which vested March 2000.

Compliance with Internal Revenue Code 162(m)

      The compensation committee has reviewed DuraSwitch’s compensation plans with regard to the deduction limitations under Section 162(m) of the Internal Revenue Code enacted in 1993. As the compensation paid to DuraSwitch’s executive officers in fiscal 1999 did not exceed the $1 million limit per officer and is not expected to exceed such level in 2000, the committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to DuraSwitch’s executive officers. The compensation committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million level.

Respectfully submitted,

JOHN HAIL
WILLIAM PEELLE

Certain Relationships and Related Transactions

      On May 1, 1997, we entered into an agreement with VanDun, LLC, a limited liability company wholly owned by Mr. A. Van Zeeland and Mr. R. Terren Dunlap, pursuant to which VanDun provides intellectual property consulting services to us. The agreement requires us to pay VanDun a management fee equal to 1.1% of invoiced sales for all component switches and integrated component switch panels sold by us during the term of this agreement. The agreement terminates upon the expiration of our patents in approximately 20 years. In fiscal 1998 and 1999, we paid VanDun $780 and $8,884, respectively. This agreement obligates Messrs. A. Van Zeeland and R. T. Dunlap to preserve all their personal notes and records regarding our intellectual property and to assist us in protecting our intellectual property from infringement, including testify during legal or administrative proceedings. These duties extend beyond the terms of Messrs. A. Van Zeeland’s and R. T. Dunlap’s employment agreements and noncompetition covenants.

      On January 15, 1999, we borrowed $100,000 from Blackwater Capital Partners, L.P. At that time, the managing partner of Blackwater was serving on our board of directors. He resigned from our board on October 23, 1999. The loan accrued interest at an annual rate of 9%. On April 30, 1999, Blackwater exercised warrants to purchase 252,155 shares of common stock at an exercise price of $1.98 per share. As payment for the exercise price, Blackwater paid approximately $250,000 in cash, agreed to cancel our $100,000 loan and executed a note payable to us in the amount of $147,263. This note bears interest at 8% per year and was payable on December 31, 1999. On December 30, 1999, we agreed to change the payable due date from December 31, 1999 to March 1, 2000. On February 24, 2000, Blackwater paid this note in full.

      During the first six months of 1999, we loaned $150,000 to Camplex/ Concept W Corporation, an entity that we had considered as a possible acquisition candidate. On May 14, 1999, we determined that we would not acquire Camplex. The $150,000 loan was due January 1, 2000, and bears interest at 9% per year. During 1999, we received partial cash payments and services by Camplex, which reduced the balance of this note. As of December 31, 1999 the balance due was $41,578 and the loan repayment terms were extended until December 31, 2000. J. Thomas Webb, who served on our Board of Directors during 1999 until resigning in October 1999, is a significant shareholder and officer of Complex.

      During the first three months of 1999, we also paid to Mr. Webb a $21,630 referral fee in connection with shares of common stock sold by us in our private offering.

      Based on a prior relationship of Anthony J. Van Zeeland with his prior employer, we granted to that prior employer a nonexclusive license to manufacture products using our technology. We have sent to that prior employer a notice of non-renewal of the license effective April 2000, in accordance with the terms of the agreement.

PROPOSAL FOR 2000 STOCK OPTION PLAN

(Item 2)

      At the Annual Meeting, the stockholders will consider and vote upon a proposal recommended by the board of directors to approve the DuraSwitch 2000 Stock Option Plan (the “2000 Plan”). The 2000 Plan is designed to attract, retain and motivate management and key employees and further align their interests with those of the stockholders by increasing and expanding stock ownership by management and key employees. For adoption of the 2000 Plan, it requires that it be approved by an affirmative vote of a majority of the shares voted at the meeting. A complete copy of the stock option plan is attached.

      The 2000 Plan was adopted by the board of directors on April 5, 2000. This plan authorizes the board of directors or the compensation committee of the board to grant stock options to employees, directors and appropriate third parties. Under the 2000 Plan, 250,0000 shares are authorized for issuance. The 2000 Plan provides for the granting of either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, or nonqualified stock options. Incentive stock options may be granted only to employees, including officers. The exercise price of incentive stock options granted under the 2000 Plan must be at least the fair market value of the common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who beneficially owns more than 10% of our voting stock must be at least 110% of the fair market value of the underlying shares on the date of grant. The exercise price of nonqualified stock options may be any amount determined in good faith by the board of directors or the compensation committee.

      Unless otherwise provided in the 2000 Plan or in a specific option grant agreement which may provide for accelerated vesting and/or longer or shorter periods of exercisability, no option shall be exercisable after the expiration of the earliest of:

•	10 years from the date the option is granted, or five years from the date an incentive stock option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of DuraSwitch or any ISO Group member,

•	three months after the date the optionee ceases to perform services for DuraSwitch or any ISO Group member, if such cessation is for any reason other than death, disability (within the meaning of Code Section 22(e)(3)), or cause,

•	one year after the date the optionee ceases to perform services for DuraSwitch or any ISO Group member, if such cessation is by reason of death or disability (within the meaning of Code Section 22(e)(3)), or

•	the date the optionee ceases to perform services for DuraSwitch or any ISO Group member, if such cessation is for cause, as determined by the board or the committee in its sole discretion.

      Unless otherwise provided in a specific option grant agreement, an option shall only be exercisable for the periods above following the date an optionee ceases to perform services to the extent the option was exercisable on the date of such cessation.

      The 2000 Plan expires in 2010. As of March 31, 2000, no options to purchase shares were outstanding under the 2000 Plan.

      The Board of Directors recommends a vote FOR the adoption of the DuraSwitch 2000 Stock Option Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Item 3)

      The board of directors has appointed Deloitte & Touche LLP to serve as independent auditors for the fiscal year ending December 31, 2000, subject to ratification of the appointment by stockholders. Deloitte & Touche has served DuraSwitch since 1998.

      We have been advised by Deloitte & Touche that neither the firm, nor any member of the firm has any financial interest, direct or indirect, in any capacity in DuraSwitch.

      DuraSwitch’s 1999 financial statements have been audited by Deloitte & Touche LLP as independent accountants. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They do not expect to make a statement, but will have an opportunity to do so if they desire and will be available to respond to appropriate questions.

      Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of shares of common stock voting in person or by proxy at the Annual Meeting. If the stockholders do not ratify the appointment of Deloitte & Touche, the board of directors will reconsider the appointment.

      The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche as independent auditors.

PROPOSALS OF STOCKHOLDERS FOR 2001 ANNUAL MEETING

      We must receive proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders on or before December 15, 2000 in order for the proposals to be eligible for inclusion in our proxy statement and proxy relating to the meeting. These proposals should be sent to our Corporate Secretary by fax

(480) 844-1199, by mail to Corporate Secretary, DuraSwitch Industries, Inc., 234 South Extension, Mesa, AZ, 85210.

      Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations of the Securities and Exchange Commission and the procedure set forth in the bylaws of DuraSwitch.

FORM 10-KSB

      DuraSwitch filed an Annual Report on Form 10-KSB with the Securities and Exchange Commission on or about March 30, 1999. Stockholders may obtain a free copy of this report by writing to Investor Relations, DuraSwitch Industries, Inc., 234 South Extension, Mesa, Arizona 85210 or via email to shareholder@duraswitch.com.

OTHER MATTERS

      DuraSwitch does not know of any other items that will be presented for consideration at the Annual Meeting, other than those referred to in this notice of Annual Meeting and Proxy Statement. If any other matters properly come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Appendix A

DURASWITCH INDUSTRIES, INC.

2000 STOCK OPTION PLAN

1. Purpose

      The purposes of the DuraSwitch Industries, Inc. 2000 Stock Option Plan (the “Plan”) are to attract and retain the best available employees and directors of DuraSwitch Industries, Inc. or any parent or subsidiary or affiliate of DuraSwitch Industries, Inc. which now exists or hereafter is organized or acquired by or acquires DuraSwitch Industries, Inc. (collectively or individually, as the context requires, the “Company”) as well as appropriate third parties who can provide valuable services to the Company, to provide additional incentive to such persons and to promote the success of the business of the Company.

2. Definitions

      (a)  “Affiliate” means any corporation, partnership, joint venture or other entity, domestic or foreign, in which the Company, either directly or through another affiliate or affiliates, has a 50% or more ownership interest.

      (b)  “Affiliated Group” means the group consisting of the Company and any entity that is an “affiliate,” a “parent” or a “subsidiary” of the Company.

      (c)  “Board” means the Board of Directors of the Company.

      (d)  “Change in Control” means an event that shall be deemed to have occurred in the event that any person, entity or group shall become the beneficial owner of more than 50% of the voting power of all of the then outstanding shares of the Company. For purposes of the preceding sentence, “person, entity or group” shall not include (i) any employee benefit plan of the Corporation, or (ii) any person, entity or group which, as of the effective date of this Plan, is the beneficial owner of Company common stock.

      (e)  “Committee” means the Compensation or Stock Option Committee of the Board (as designated by the Board), if such a committee has been appointed.

      (f)  “Code” means the United States Internal Revenue Code of 1986, as amended.

      (g)  “Fair Market Value” means (i) the reported closing price of the Company’s stock on the Nasdaq SmallCaps Market or an established stock market, (ii) if such stock is not then listed on an exchange or the Nasdaq SmallCaps Market, the last trade price per share for such stock in the over-the-counter market as quoted on Nasdaq or the pink sheets, or (iii) if such stock is not listed or quoted as reference above, and amount determined in good faith by the Board or the Committee.

      (h)  “Incentive Stock Options” means options intended to qualify as incentive stock options under Section 422 of the Code, or any successor provision.

      (i)  “ISO Group” means the group consisting of the Company and any corporation that is a “parent” or a “subsidiary” of the Company.

      (j)  “Nonemployee Director” shall have the meaning assigned in Section 4(a)(ii) hereof.

      (k)  “Nonqualified Stock Options” means options that are not intended to qualify for favorable income tax treatment under Sections 421 through 424 of the Code.

      (l)  “Subsidiary” means a corporation that is a “subsidiary” of the Company within the meaning of Code Section 424(f).

3. Incentive and Nonqualified Stock Options

      Two types of options (referred to herein as “options,” without distinction between such two types) may be granted under the Plan: Incentive Stock Options and Nonqualified Stock Options.

4. Eligibility and Administration

      (a)  Eligibility.  The following individuals shall be eligible to receive grants pursuant to the Plan as follows:

(i) Any employee (including any officer or director who is an employee) of the Company or any ISO Group member shall be eligible to receive either Incentive Stock Options or Nonqualified Stock Options under the Plan. An employee may receive more than one option under the Plan.

(ii) Any director who is not an employee of the Company or any Affiliated Group member (a “Nonemployee Director”) shall be eligible to receive only Nonqualified Stock Options.

(iii) Any other individual whose participation the Board or the Committee determines is in the best interests of the Company shall be eligible to receive Nonqualified Stock Options.

      (b)  Administration.  The Plan may be administered by the Board or by a Committee appointed by the Board. The Company shall indemnify and hold harmless each director and Committee member for any action or determination made in good faith with respect to the Plan or any option. The Board or the Committee shall have full and final authority to waive, in whole or in part, any limitations, restrictions or conditions previously imposed on any option. Determinations by the Committee or the Board shall be final and conclusive upon all parties.

5. Shares Subject to Options

      The stock available for grant of options under the Plan shall be shares of the Company’s authorized but unissued or reacquired voting common stock. The aggregate number of shares that may be issued pursuant to exercise of options granted under the Plan shall be 250,000 shares. If any outstanding option grant under the Plan for any reason expires or is terminated, the shares of common stock allocable to the unexercised portion of the option grant shall again be available for options under the Plan as if no options had been granted with respect to such shares.

6. Terms and Condition of Options

      Option grants under the Plan shall be evidenced by agreements in such form and containing such provisions as are consistent with the Plan as the Board or the Committee shall from time to time approve. Each agreement shall specify whether the option(s) granted thereby are Incentive Stock Options or Nonqualified Stock Options. Such agreements may incorporate all or any of the terms hereof by reference and shall comply with and be subject to the following terms and conditions:

(a) Shares Granted. Each option grant agreement shall specify the number of Incentive Stock Options and/or Nonqualified Stock Options being granted; one option shall be deemed granted for each share of stock. In addition, each option grant agreement shall specify the exercisability and/or vesting schedule of such options, if any.

(b) Purchase Price. The purchase price for a share subject to (i) a Nonqualified Stock Option may be any amount determined in good faith by the Board or the Committee, and (ii) an Incentive Stock Option shall not be less than 100% of the Fair Market Value of the share on the date the option is granted, provided, however, the option price of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of such share on the date the option is granted to an individual then owning (after the application of the family and other attribution rules of Section 424(d) or any successor rule of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any ISO Group member.

(c) Exercisability. The Board or the Committee shall have the power to set the time or times within which each option shall be exercisable and to accelerate the time or times of exercise.

(c) Exercisability. The Board or the Committee shall have the power to set the time or times within which each option shall be exercisable and to accelerate the time or times of exercise.

(d) Termination. Unless otherwise provided herein or in a specific option grant agreement which may provide for accelerated vesting and/or longer or shorter periods of exercisability, no option shall be exercisable after the expiration of the earliest of:

(i) 10 years from the date the option is granted, or five years from the date an Incentive Stock Option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any ISO Group member,

(ii) three months after the date the optionee ceases to perform services for the Company or any ISO Group member, if such cessation is for any reason other than death, disability (within the meaning of Code Section 22(e)(3)), or cause,

(iii) one year after the date the optionee ceases to perform services for the Company or any ISO Group member, if such cessation is by reason of death or disability (within the meaning of Code Section 22(e)(3)), or

(iv) the date the optionee ceases to perform services for the Company or any ISO Group member, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion.

      Unless otherwise provided in a specific option grant agreement, an option shall only be exercisable for the periods above following the date an optionee ceases to perform services to the extent the option was exercisable on the date of such cessation.

(e) Method of Exercise. To the extent that an optionee has the right to exercise one or more options and purchase shares pursuant thereto, the option(s) may be exercised from time to time by written notice to the Company stating the number of shares being purchased and accompanied by payment in full of the purchase price for such shares. Except for options which have been transferred pursuant to paragraph 6(f), no option shall be exercisable during the lifetime of an optionee by any person other than the optionee, his or her guardian or legal representative. The purchase price for any share purchased pursuant to the exercise of an option granted under the Plan shall be paid in full upon exercise of the option by any of the following methods, (i) by cash, (ii) by check, or (iii) to the extent permitted under the particular grant agreement, by transferring to the Company shares of stock of the Company at their Fair Market Value as of the date of exercise of the option, provided that the optionee held the shares of stock for at least six months. The Company may also extend and maintain, or arrange for the extension and maintenance of, credit to an optionee to finance the optionee’s purchase of shares pursuant to the exercise of options, on such terms as may be approved by the Board or the Committee, subject to applicable regulations of the Federal Reserve Board and any other applicable laws or regulations in effect at the time such credit is extended.

(f) Nontransferability. No option shall be transferable by an optionee otherwise than by will or the laws of descent and distribution, provided that the Board or Committee in its discretion may grant options that are transferable, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for such family members; the Board or Committee may also amend outstanding options to provide for such transferability.

(g) ISO $100,000 Limit. If required by applicable tax rules regarding a particular grant, to the extent that the aggregate fair market value (determined as of the date an Incentive Stock Option is granted) of the shares with respect to which an Incentive Stock Option grant under this Plan (when aggregated, if appropriate, with shares subject to other Incentive Stock Option grants made before said grant under this Plan or another plan maintained by the Company or any ISO Group member) is exercisable for the first time by an optionee during any calendar year exceeds $100,000 (or such other limit as is prescribed by the Code), such option grant shall be treated as a grant of Nonqualified Stock Options pursuant to Code Section 422(d).

(h) Investment Representation. Unless the shares of stock covered by the Plan have been registered with the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, as amended, each optionee by accepting an option grant represents and agrees, for himself or herself and his or her transferees by will or the laws of descent and distribution, that all shares of stock purchased upon the exercise of the option grant will be acquired for investment and not for resale or distribution. Upon such exercise of any portion of any option grant, the person entitled to exercise the same shall upon request of the Company furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares of stock are being acquired in good faith for investment and not for resale or distribution. Furthermore, the Company may if it deems appropriate affix a legend to certificates representing shares of stock purchased upon exercise of options indicating that such shares have not been registered with the Securities and Exchange Commission and may so notify its transfer agent.

(i) Rights of Optionee. An optionee or transferee holding an option grant shall have no rights as a shareholder of the Company with respect to any shares covered by any option grant until the date one or more of the options granted thereunder have been properly exercised and the purchase price for such shares has been paid in full. No adjustment shall be made for dividends (ordinary or extraordinary, whether cash, securities or other property) or distributions or other rights for which the record date is prior to the date such share certificate is issued, except as provided for in paragraph 6(k). Nothing in the Plan or in any option grant agreement shall confer upon any optionee any right to continue performing services for the Company or any Affiliated Group member, or interfere in any way with any right of the Company or any Affiliated Group member to terminate the optionee’s services at any time.

(j) Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of an option. The value of any fractional share subject to an option grant shall be paid in cash in connection with an exercise that results in all full shares subject to the grant having been exercised.

(k) Reorganizations, Etc. Subject to paragraph 9 hereof, if the outstanding shares of stock of the class then subject to this Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, stock splits, reverse stock splits, stock dividends, spin-offs, other distributions of assets to shareholders, appropriate adjustments shall be made in the number and/or type of shares or securities for which options may thereafter be granted under this Plan and for which options then outstanding under this Plan may thereafter be exercised. Any such adjustments in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

(l) Option Modification. Subject to the terms and conditions and within the limitations of the Plan, the Board or the Committee may modify, extend or renew outstanding options granted under the Plan, accept the surrender of outstanding options (to the extent not theretofore exercised), reduce the exercise price of outstanding options, or authorize the granting of new options in substitution therefore (to the extent not theretofore exercised).

(m) Other Terms. Each option grant agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board or the Committee, such as without limitation discretionary performance standards, tax withholding provisions, or other forfeiture provisions regarding competition and confidential information.

7. Termination or Amendment of the Plan

      The Board may at any time terminate or amend the Plan; provided, that to the extent applicable, shareholder approval shall be obtained of any action for which shareholder approval is required in order to comply with the Code or other applicable laws or regulatory requirements within such time periods prescribed.

8. Shareholder Approval and Term of the Plan

      The Plan shall be effective as of April 5, 2000, the date as of which it was adopted by the Board, subject, to the extent applicable, to approval by the shareholders of the Company within (each of) the time period(s) prescribed under the Code, and any other applicable laws or regulatory requirements, and shall continue thereafter until terminated by the Board. Unless sooner terminated by the Board, in its sole discretion, the Plan will expire ten years from its effective date solely with respect to the granting of Incentive Stock Options or such later date as may be permitted by the Code for Incentive Stock Options, provided that options outstanding upon termination or expiration of the Plan shall remain in effect until they have been exercised or have expired or been forfeited.

9. Merger, Consolidation or Reorganization

      In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Board, the Committee (subject to the approval of the Board) or the board of directors of any corporation assuming the obligations of the Company hereunder shall take action regarding each outstanding and unexercised option pursuant to either clause (a) or (b) below:

(a) Appropriate provision may be made for the protection of such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

(b) Appropriate provision may be made for the cancellation of such option. In such event, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the optionee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per share of the Common Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the option exercise price, multiplied by the number of shares subject to such options (whether or not then exercisable).

10. Dissolution or Liquidation

      Anything contained herein to the contrary notwithstanding, on the effective date of any dissolution or liquidation of the Company, the holder of each then outstanding option (whether or not then exercisable) shall receive the cash amount described in paragraph 9(b) hereof and such option shall be canceled.

11. Withholding Taxes

      (a)  General Rule.  Pursuant to applicable federal and state laws, the Company is or may be required to collect withholding taxes upon the exercise of an option. The Company may require, as a condition to the exercise of an option or the issuance of a stock certificate, that the optionee concurrently pay to the Company (either in cash or, at the request of optionee but in the discretion of the Board or the Committee and subject to such rules and regulations as the Board or the Committee may adopt from time to time, in shares of Common Stock of the Company) the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise, in such amount as the Committee or the Board in its discretion may determine.

      (b)  Withholding from Shares to be Issued.   In lieu of part or all of any such payment, the optionee may elect, subject to such rules and regulations as the Board or the Committee may adopt from time to time, or the Company may require that the Company withhold from the shares to be issued that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold.

— FOLD AND DETACH HERE —

PROXY
DURASWITCH INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS
JUNE 19, 2000

The undersigned shareholder of DuraSwitch Industries, Inc. hereby appoints R. Terren Dunlap and Robert J. Brilon with full power of substitution as proxy to represent and vote all shares of common stock of DuraSwitch Industries, Inc. at the Annual Meeting of Shareholders to be held on June 19, 2000 at the Company’s offices, 234 South Extension, Mesa, AZ 85210 at 10:00 a.m. local time.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

— FOLD AND DETACH HERE —

[X] Please mark your
      votes as in this
      example

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE FOLLOWING DIRECTORS AND FOR THE PROPOSALS

	FOR	AGAINST
1. ELECTION OF DIRECTORS.	[ ]	[ ]	Nominees:	John Hail

William Peelle

Authority to elect

the following two directors named to the right and

listed in the proxy statement dated May 16, 2000,

accompanying the Notice of the Annual Meeting

of Shareholders.

	FOR	AGAINST	ABSTAIN
2. APPROVAL OF THE PROPOSED 2000	[ ]	[ ]	[ ]

STOCK OPTION PLAN. To approve a pro-

posed stock option plan for 250,000 shares.

3. RATIFICATION OF THE APPOINTMENT OF	[ ]	[ ]	[ ]

DELOITTE & TOUCHE LLP AS

DURASWITCH’S INDEPENDENT AUDITOR

FOR 2000.

	DO	DO NOT
I expect to attend the Meeting.	[ ]	[ ]

I receive duplicate mailings and wish to	[ ]

discontinue mailing to the account listed on

this proxy card.

I consent to electronic delivery of future proxy	[ ]

statements and annual reports by using the

DuraSwitch web site.

SIGNATURE(S) _______________________________________________ DATE _________________________
Please sign your name as it appears on the stock certificates. When signing as an executor, administrator, trustee, guardian or attorney, please give full title as such. All joint owners should sign.